EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Tom Ryan/Don Duffy
203.682.8200

Media Contact:	Sally Smith – President and CEO

Michael Fox	Mary Twinem - CFO
203.682.8200

Buffalo Wild Wings, Inc. Announces

Second Quarter 2005 Results

– Earnings per diluted share of $0.22 –

Minneapolis, Minnesota, July 26, 2005 – Buffalo Wild Wings, Inc. (Nasdaq: BWLD), announced today financial results for the second quarter ended June 26, 2005. Highlights for the second quarter versus the same period a year ago were:

•	Total revenue increased 21.9% to $48.2 million

•	Company-owned restaurant sales grew 20.6% to $42.6 million

•	Same-store sales increased 2.7% at company-owned restaurants and 1.8% at franchised restaurants

•	Earnings per diluted share increased 47% to $0.22

Sally Smith, President and Chief Executive Officer commented, “We’re pleased with second quarter results, especially our ability to drive same-store sales gains in the face of tough comparisons. In terms of profitability, we posted a 47% increase in diluted earnings per share for the quarter, boosted by lower fresh chicken wing prices.”

Total revenue, which includes company-owned restaurant sales and franchise royalties and fees, increased 21.9% to $48.2 million in the second quarter compared to $39.6 million in the second quarter of 2004. Company-owned restaurant sales for the quarter grew 20.6% to $42.6 million aided by a company-owned same-store sales increase of 2.7% and 18 more company-owned locations in operation at the end of the second quarter 2005 relative to the same period in 2004. Franchise royalties and fees increased 32.7% to $5.7 million versus $4.3 million in the prior year, due to a franchised same-store sales increase of 1.8% and 49 more franchised restaurants at the end of the period versus a year ago.

Average weekly sales for company-owned restaurants were $30,531 for the second quarter of 2005 compared to $30,248 for the same quarter last year, a 0.9% increase. Franchised restaurants averaged $39,824 for the period versus $38,072 in the second quarter a year ago, a 4.6% increase.

For the second quarter, earnings per diluted share were $0.22, versus earnings per diluted share of $0.15 in the second quarter of 2004.

Third Quarter and Full Year 2005 Outlook

For the third quarter ending September 25, 2005, the company anticipates total revenue of approximately $51 million to $52 million, based on estimated same-store sales increases of 1% to 3% for both company-owned restaurants and franchised locations, as well as the addition of 5 new company-owned and 11 new franchised restaurants. Earnings per diluted share for the third quarter are expected to range from $0.20 to $0.22. This is based on the previously mentioned revenue assumptions, average chicken wing prices for the third quarter of $1.12 per pound, stock-based compensation expense of $510,000 and diluted weighted average shares outstanding of 8.7 million.

For the full year 2005, the company expects total revenue of approximately $210 million to $215 million, and the addition of about 20 new company-owned restaurants and 45 to 50 new franchised units.

Ms. Smith concluded, “We believe that our new menu rollout in August, combined with our fall media campaign and our focus on guest service, will sustain positive same-store sales. In terms of development, we continue to project 20% to 25% unit growth, and look forward to third quarter openings in markets where we already have a brand presence. Finally, we maintain our target of 1,000 Buffalo Wild Wings restaurants over the long term and are confident that we can deliver solid financial performance for our shareholders as we execute towards that goal.”

Included in this release is information regarding restaurant unit counts, same-store sales, average weekly sales volumes and average quarterly wing prices per pound. Our management team believes such information is an important measure of our performance and is useful in assessing consumer acceptance of the Buffalo Wild Wings Grill & Bar concept. Franchise information also provides an understanding of our revenues as franchise royalties and fees are based on the opening of franchised units and their sales. However, these sales measures are not prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP), should not be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP, and may not be comparable to sales measures as defined or used by other companies.

Buffalo Wild Wings will be hosting a conference call today, July 26, 2005 at 5:00 p.m. ET to discuss these results. There will be a simultaneous webcast conducted at our website http://www.buffalowildwings.com.

About the Company

Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, Minnesota, is an established and growing owner, operator and franchisor of Buffalo Wild Wings Grill & Bar restaurants featuring a variety of boldly flavored, made-to-order menu items including Buffalo, New York-style chicken wings spun in one of 12 signature sauces. The widespread appeal of Buffalo Wild Wings establishes it as an inviting, neighborhood destination with over 335 restaurants in 34 states.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance and expected store openings for the third quarter and full year of 2005, are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of our management. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of locations opening during the third quarter and full year of 2005, the sales at these and our other company-owned and franchised locations, our ability to successfully operate in new markets, the cost of wings, the success of our marketing initiatives, our ability to control other restaurant operating costs and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

# # #

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Dollar amounts in thousands except share and per share data)

(unaudited)

	Three months ended		Six months ended
	June 27, 2004	June 26, 2005	June 27, 2004	June 26, 2005
Revenue:
Restaurant sales	$35,291	42,570	71,217	87,643
Franchise royalties and fees	4,261	5,653	8,518	11,373

Total revenue	39,552	48,223	79,735	99,016

Costs and expenses:
Restaurant operating costs:
Cost of sales	12,342	13,291	24,769	28,522
Labor	10,095	12,976	20,054	26,193
Operating	5,358	6,666	10,780	13,523
Occupancy	2,582	3,395	4,875	6,551
Depreciation	2,156	2,832	4,189	5,507
General and administrative (1)	4,569	5,634	8,623	11,260
Preopening	451	600	794	913
Restaurant closures and impairment	28	4	39	22

Total costs and expenses	37,581	45,398	74,123	92,491

Income from operations	1,971	2,825	5,612	6,525

Other income:
Interest income	155	337	288	609

	155	337	288	609

Earnings before income taxes	2,126	3,162	5,900	7,134
Income tax expense	829	1,226	2,301	2,747

Net earnings	1,297	1,936	3,599	4,387

Earnings per common share—basic	$0.16	0.23	0.45	0.52
Earnings per common share—diluted	0.15	0.22	0.42	0.51
Weighted average shares outstanding—basic	8,096,981	8,448,459	8,044,525	8,407,764
Weighted average shares outstanding—diluted	8,575,186	8,674,507	8,565,395	8,671,148

(1)	Contains stock-based compensation of $127, $330, $127, and $854

The following table expresses results of operations as a percentage of total revenue for the periods presented, except for restaurant operating costs which are expressed as a percentage of restaurant sales:

	Three months ended		Six months ended
	June 27, 2004	June 26, 2005	June 27, 2004	June 26, 2005
Revenue:
Restaurant sales	89.2%	88.3%	89.3%	88.5%
Franchising royalties and fees	10.8	11.7	10.7	11.5

Total revenue	100.0	100.0	100.0	100.0

Costs and expenses:
Restaurant operating costs:
Cost of sales	35.0	31.2	34.8	32.5
Labor	28.6	30.5	28.2	29.9
Operating	15.2	15.7	15.1	15.4
Occupancy	7.3	8.0	6.8	7.5
Depreciation	5.5	5.9	5.3	5.6
General and administrative	11.6	11.7	10.8	11.4
Preopening	1.1	1.2	1.0	0.9
Restaurant closures and asset impairment	0.1	0.0	0.0	0.0

Total costs and expenses	95.0	94.1	93.0	93.4

Income from operations	5.0	5.9	7.0	6.6

Other income:
Interest income	0.4	0.7	0.4	0.6

Earnings before income taxes	5.4	6.6	7.4	7.2
Income tax expense	2.1	2.5	2.9	2.8

Net earnings	3.3	4.0	4.5	4.4

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands, except share data)

(unaudited)

	December 26, 2004	June 26, 2005
Assets
Current assets:
Cash and cash equivalents	$12,557	4,501
Marketable securities	36,454	46,482
Accounts receivable—franchisees, net of allowance of $25	689	726
Accounts receivable—other	2,077	2,792
Inventory	1,207	1,122
Income taxes receivable	1,727	745
Prepaid expenses	1,470	758
Deferred income taxes	840	1,059

Total current assets	57,021	58,185
Property and equipment, net	59,649	62,581
Restricted cash	782	3,017
Other assets	774	792
Goodwill	759	759

Total assets	$118,985	125,334

Liabilities and Stockholders’ Equity
Current liabilities:
Unearned franchise fees	$2,433	2,138
Accounts payable	5,383	5,023
Accrued compensation and benefits	6,339	5,715
Accrued expenses	3,663	3,315
Current portion of deferred lease credits	509	488

Total current liabilities	18,327	16,679
Long-term liabilities:
Marketing fund payables	782	3,017
Deferred income taxes	6,298	5,625
Deferred lease credits, net of current portion	7,871	8,674

Total liabilities	33,278	33,995

Commitments and contingencies
Common stockholders’ equity:
Undesignated stock, 5,600,000 shares authorized	—	—
Common stock, no par value. Authorized 15,600,000 shares; issued and outstanding 8,425,771 and 8,600,010, respectively	71,491	74,348
Deferred compensation	(1,817)	(3,429)
Retained earnings	16,033	20,420

Total common stockholders’ equity	85,707	91,339

Total liabilities and stockholders’ equity	$118,985	125,334

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollar amounts in thousands)

(unaudited)

	Six months ended
	June 27, 2004	June 26, 2005
Cash flows from operating activities:
Net earnings	$3,599	4,387
Adjustments to reconcile net earnings to cash provided by operations:
Depreciation	4,189	5,507
Amortization	72	(20)
Restaurant closures and impairment	39	22
Deferred lease credits	62	643
Deferred income taxes	213	(892)
Stock-based compensation	127	854
Change in operating assets and liabilities:
Accounts receivable	(681)	(752)
Inventory	38	85
Prepaid expenses	291	712
Other assets	(73)	(18)
Unearned franchise fees	183	(295)
Accounts payable	(367)	(360)
Income taxes	29	982
Accrued expenses	(628)	(972)

Net cash provided by operating activities	7,093	9,883

Cash flows from investing activities:
Acquisition of property and equipment	(10,768)	(8,322)
Purchase of marketable securities	(57,817)	(47,079)
Proceeds of marketable securities	24,200	37,071

Net cash used in investing activities	(44,385)	(18,330)

Cash flows from financing activities:
Issuance of common stock	976	717
Tax payments for restricted stock	—	(326)

Net cash provided by financing activities	976	391

Net decrease in cash and cash equivalents	(36,316)	(8,056)
Cash and cash equivalents at beginning of period	49,538	12,557

Cash and cash equivalents at end of period	$13,222	4,501

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

Supplemental Information

Restaurant Count

Company-owned Restaurants:

	Q1	Q2	Q3	Q4
2005	106	110
2004	88	92	97	103
2003	73	74	77	84
2002	56	60	63	70
2001	45	47	48	53

Franchised Restaurants:

	Q1	Q2	Q3	Q4
2005	212	224
2004	168	175	189	203
2003	131	138	142	161
2002	108	119	123	129
2001	95	97	100	105

Quarterly Same-Store Sales

Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2005	6.1%	2.7%
2004	11.1%	10.6%	9.9%	7.6%	9.7%
2003	(1.4)%	2.7%	6.7%	8.5%	4.3%
2002	5.6%	4.6%	(0.7)%	(1.8)%	1.6%
2001	9.1%	7.0%	6.4%	12.1%	8.8%

Franchised Restaurants:

	Q1	Q2	Q3	Q4	Year
2005	3.2%	1.8%
2004	12.0%	10.4%	5.7%	3.7%	7.6%
2003	(0.4)%	2.3%	8.5%	10.7%	5.6%
2002	4.2%	4.5%	0.0%	(1.8)%	1.5%
2001	4.3%	3.7%	5.3%	8.4%	5.5%

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

Supplemental Information

Average Weekly Sales Volumes

Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2005	$33,195	30,531
2004	32,289	30,248	30,983	33,038	31,663
2003	28,782	27,132	28,281	31,171	28,886
2002	29,564	26,330	25,916	28,466	27,547
2001	27,675	25,644	26,722	29,426	27,382

Franchised Restaurants:

	Q1	Q2	Q3	Q4	Year
2005	$41,309	39,824
2004	39,678	38,072	38,727	40,926	39,402
2003	33,920	33,393	35,289	39,014	35,491
2002	32,956	31,623	31,619	34,023	32,574
2001	30,533	28,820	29,835	33,267	30,652

Average Quarterly Wing Prices Per Pound

	Q1	Q2	Q3	Q4	Year
2005	$1.45	1.14
2004	1.49	1.46	1.35	1.30	1.39
2003	1.01	1.02	1.00	1.21	1.06
2002	1.11	.87	.84	.78	.89
2001	1.14	1.22	1.22	1.16	1.18